UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                       Hollywood Entertainment Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    436141105
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                 General Counsel
                  Icahn Associates Corp. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 March 31, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of " 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 436141105

1        NAME OF REPORTING PERSON
              High River Limited Partnership

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
              OO

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
  PURSUANT TO ITEMS 2(d) or 2(e)                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
              1,389,041

8        SHARED VOTING POWER
              0

9        SOLE DISPOSITIVE POWER
              1,389,041

10       SHARED DISPOSITIVE POWER
              0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,389,041


12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
               //
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               2.17%

14       TYPE OF REPORTING PERSON*
               PN

                                  SCHEDULE 13D

CUSIP No. 436141105

         NAME OF REPORTING PERSON
              Hopper Investments LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  1,389,041

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  1,389,041

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,389,041

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  //
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.17%

14       TYPE OF REPORTING PERSON*
                  OO

                                  SCHEDULE 13D

CUSIP No. 436141105

         NAME OF REPORTING PERSON
              Barberry Corp.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       ( a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
               OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                0

8        SHARED VOTING POWER
                1,389,041

9        SOLE DISPOSITIVE POWER
                0

10       SHARED DISPOSITIVE POWER
                1,389,041

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,389,041

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  //
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 2.17%

14       TYPE OF REPORTING PERSON*
                  CO

                                  SCHEDULE 13D

CUSIP No. 436141105

         NAME OF REPORTING PERSON
              Icahn Partners Master Fund L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
              OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
              Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
              2,295,425

8        SHARED VOTING POWER
              0

9        SOLE DISPOSITIVE POWER
              2,295,425

10       SHARED DISPOSITIVE POWER
              0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,295,425

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
               //
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               3.58%

14       TYPE OF REPORTING PERSON*
                  PN

                                  SCHEDULE 13D

CUSIP No. 436141105

         NAME OF REPORTING PERSON
              Icahn Offshore L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
              OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
              0

8        SHARED VOTING POWER
              2,295,425

9        SOLE DISPOSITIVE POWER
              0

10       SHARED DISPOSITIVE POWER
              2,295,425

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,295,425

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
              //
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              3.58%

14       TYPE OF REPORTING PERSON*
              PN

                                  SCHEDULE 13D

CUSIP No. 436141105

         NAME OF REPORTING PERSON
              CCI Offshore LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
              OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
              0

8        SHARED VOTING POWER
              2,295,425

9        SOLE DISPOSITIVE POWER
              0

10       SHARED DISPOSITIVE POWER
               2,295,425

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,295,425

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
               //
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               3.58%

14       TYPE OF REPORTING PERSON*
               OO

                                  SCHEDULE 13D

CUSIP No. 436141105

         NAME OF REPORTING PERSON
              Icahn Partners L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
              OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
              3,260,735

8        SHARED VOTING POWER
              0

9        SOLE DISPOSITIVE POWER
              3,260,735

10       SHARED DISPOSITIVE POWER
              0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              3,260,735

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
              //
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              5.09%

14       TYPE OF REPORTING PERSON*
              PN

                                  SCHEDULE 13D

CUSIP No. 436141105

         NAME OF REPORTING PERSON
              Icahn Onshore L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
              OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
              0

8        SHARED VOTING POWER
              3,260,735

9        SOLE DISPOSITIVE POWER
              0

10       SHARED DISPOSITIVE POWER
               3,260,735

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               3,260,735

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
               //
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               5.09%

14       TYPE OF REPORTING PERSON*
               PN

                                  SCHEDULE 13D

CUSIP No. 436141105

         NAME OF REPORTING PERSON
              CCI Onshore LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
              OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
              0

8        SHARED VOTING POWER
              3,260,735

9        SOLE DISPOSITIVE POWER
              0

10       SHARED DISPOSITIVE POWER
              3,260,735

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              3,260,735

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
              //
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              5.09%

14       TYPE OF REPORTING PERSON*
              OO

                                  SCHEDULE 13D

CUSIP No. 436141105

1        NAME OF REPORTING PERSON
              Carl C. Icahn

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /
3        SEC USE ONLY

4        SOURCE OF FUNDS*
              OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)                 //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
              United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
              0

8        SHARED VOTING POWER
              6,945,201

9        SOLE DISPOSITIVE POWER
              0

10       SHARED DISPOSITIVE POWER
              6,945,201


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              6,945,201


12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
              //
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              10.84%

14       TYPE OF REPORTING PERSON*
              IN

                                  SCHEDULE 13D

Item 1.  Security and Issuer

         This Statement constitutes Amendment No. 1 to the Schedule 13D previously filed on November 26, 2004 and amended on December 14, 2004. All capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the previously filed statement on Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration.

         As of March 31, 2005, the aggregate purchase price of 6,945,201 Shares purchased by High River, Icahn Master and Icahn Partners, collectively, was $83,939,962.38 (including commissions). The source of funding for the purchase of these Shares was general working capital.

Item 4.  Purpose of Transaction

         Item 4 is hereby amended to add the following:

         After March 25, 2005, Registrants acquired the Shares for investment purposes and currently holds the Shares for investment purposes.

Item 5.  Interest in Securities of the Issuer.

         Item 5 is amended to add the following:

         (a) As of March 31, 2005, Registrants may be deemed to beneficially own, in the aggregate, 6,945,201 Shares, representing approximately 10.84% of the Issuer's outstanding Shares (based upon the 64,046,817 Shares stated to be outstanding as of March 18, 2005 by the Issuer in the Issuer's Schedule 14a filed with the Securities and Exchange Commission on March 21, 2005).

(b) High River has sole voting power and sole dispositive power with regard to 1,389,041 Shares. Each of Barberry, Hopper and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 2,295,425 Shares. Each of Icahn Offshore, CCI Offshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 3,260,735 Shares. Each of Icahn Onshore, CCI Onshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares.


(c) The following table sets forth all transactions with respect to Shares effected since 2:15pm on December 14, 2004 by any of the Registrants. All such transactions were effected in the open market, the table includes commissions paid.

--------------- ------------------ ------------------------------ -------------
      Name               Date         No. of Shares        Price per Share
                                        Purchased
--------------- ------------------ ------------------ --------------------
--------------- ------------------ ------------------ --------------------
   High River          12/14/04          27,225               12.9994
--------------- ------------------ ------------------ --------------------
--------------- ------------------ ------------------ --------------------
   High River          03/31/05          200,000              13,1500
--------------- ------------------ ------------------ --------------------
--------------- ------------------ ------------------ --------------------
  Icahn Master         12/14/04          44,648               12.9994
--------------- ------------------ ------------------ --------------------
--------------- ------------------ ------------------ --------------------
  Icahn Master         03/31/05          408,000              13,1500
--------------- ------------------ ------------------ --------------------
--------------- ------------------ ------------------ --------------------
 Icahn Partners        12/14/04          64,250               12.9994
--------------- ------------------ ------------------ --------------------
--------------- ------------------ ------------------ --------------------
 Icahn Partners        03/31/05          392,000              13,1500
--------------- ------------------ ------------------ --------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 31, 2005


HOPPER INVESTMENTS LLC

         By:   Barberry Corp., member


         By:/s/Edward E. Mattner
            --------------------------------
         Name: Edward E. Mattner
         Title: Authorized Signatory

BARBERRY CORP.


         By:/s/Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory


HIGH RIVER LIMITED PARTNERSHIP

By:      Hopper Investments LLC, General Partner

         By:  Barberry Corp., member


         By:/s/Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND L.P.

         By: /s/Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory


 [Signature Page of Amendment No. 2 to Schedule 13D
 - Hollywood Entertainment Corporation]




ICAHN OFFSHORE L.P.

         By: /s/Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

CCI OFFSHORE LLC

         By: /s/Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

ICAHN PARTNERS L.P.

         By: /s/Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

ICAHN ONSHORE L.P.

         By: /s/Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

CCI ONSHORE LLC

         By: /s/Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory


/s/Carl C. Icahn
----------------
CARL C. ICAHN


             [Signature Page of Amendment No. 2 to Schedule 13D
                 - Hollywood Entertainment Corporation]